Exhibit 99.1


                                  NEWS RELEASE
                                  ------------


August 1, 2000


                       FIBERCORE ANNOUNCES NEW INTERIM CFO


CHARLTON, Mass.--(BUSINESS WIRE)--Aug. 1, 2000--FiberCore, Inc. (OTC BB: FBCE ). FiberCore, a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, with production facilities in Jena, Germany and Campinas, Brazil today announced the resignation of its Chief Financial Officer, Michael Beecher, effective July 31, 2000. Mr. Beecher who resigned for personal reasons will assist in the transition of his duties. Mr. Steven Phillips who has been a director and financial consultant to the company for many years will assume the role of interim CFO until a permanent replacement is recruited.

"I expect a relatively smooth transition, as Mr. Phillips has been actively involved with many of our financial activities over the years," said Dr. Mohd Aslami, CEO. "Mr. Phillips brings over 30 years of broad business and financial experience, as a consultant and Chief Financial Officer."

For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: CONTACT: FiberCore, Inc. Charles DeLuca 508-248-3900 FBCE2CDL@aol.com